Exhibit 99.1

Contact:
Ina Cu
Investor Relations
650-266-3200

CELL GENESYS PROVIDES FINAL MEDIAN SURVIVAL DATA FROM
SECOND PHASE 2 TRIAL OF GVAX IMMUNOTHERAPY FOR PROSTATE CANCER

SOUTH SAN FRANCISCO, CA, April 3, 2007—Cell Genesys, Inc. (Nasdaq: CEGE) today announced final, updated results from its second multi-center Phase 2 trial of GVAX immunotherapy for prostate cancer which evaluated escalating doses of the immunotherapy in 80 patients with metastatic hormone-refractory prostate cancer (HRPC). Additional follow-up of the 22 patients who received the dose that is comparable to that being employed in the company’s ongoing Phase 3 program indicates that the median survival is 35.0 months. Four patients have withdrawn consent to further follow-up and thus were censored in the analysis. The company previously reported final median survival results from its first multi-center Phase 2 trial of GVAX immunotherapy for prostate cancer in 34 patients with metastatic HRPC that showed an overall median survival of 26.2 months. The survival results from the two, independent multi-center Phase 2 clinical trials compare favorably to the previously published median survival of 18.9 months for metastatic hormone-refractory prostate cancer patients treated with Taxotere® (docetaxel) chemotherapy plus prednisone, the current standard of care for these patients. The company’s ongoing Phase 3 program is designed to confirm this potential survival benefit for GVAX immunotherapy for prostate cancer.

“We are certainly encouraged by the survival data from the second Phase 2 trial of GVAX immunotherapy for prostate cancer. The final median survival of 35.0 months also compares favorably to a predicted median survival of 22.0 months for these 22 patients based on a validated, published nomogram using seven prognostic variables,” stated Rob Dow, M.D., chief medical officer of Cell Genesys. “We continue to hope that GVAX immunotherapy for prostate cancer may some day offer a new treatment option for patients with this disease.”

GVAX immunotherapy for prostate cancer is currently being studied as a single agent and in combination with docetaxel chemotherapy in two Phase 3 clinical trials expected to enroll approximately 1200 patients with metastatic HRPC. Cell Genesys received Special Protocol Assessments (SPA) from the Food and Drug Administration (FDA) for each of the Phase 3 studies and has also received Fast Track designation for the product. GVAX immunotherapy for prostate cancer is comprised of two prostate cancer cell lines that have been modified to secrete GM-CSF (granulocyte-macrophage colony stimulating factor), an immune stimulatory hormone, and irradiated for safety. GVAX cancer immunotherapy for prostate cancer is being developed as a non patient-specific, “off-the-shelf” pharmaceutical product.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently developing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 1, 2007 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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